Exhibit 10.13

EXECUTION COPY

Employment Agreement

This Employment Agreement (the “Agreement”), entered into on January 18, 2012 (the “Effective Date”), is made by and between Brock Degeyter (the “Executive”) and Summit Midstream Partners, LLC, a Delaware limited liability company (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.            The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.            The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.     Certain Definitions.

(a)                                 “AAA” shall have the meaning set forth in Section 19.

(b)                                 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(c)                                  “Agreement” shall have the meaning set forth in the preamble hereto.

(d)                                 “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(e)                                  “Annual Bonus” shall have the meaning set forth in Section 3(c).

(f)                                   “Board” shall mean the Board of Managers of the Company.

(g)                                  The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:  (i) the Executive’s willful failure to substantially perform the duties set forth herein (other than any such failure resulting from the Executive’s Disability); (ii) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities hereunder; (v) the Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, gross misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the Executive’s material breach of this Agreement, the SMM LLC Agreement or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided the Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Executive).

(h)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)                                     “Company” shall, except as otherwise provided in Section 6(j), have the meaning set forth in the preamble hereto.

(j)                                    “Compensation Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

(k)                                 “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; or (iv) if the Executive’s employment is terminated pursuant to Section 4(a)(vii)-(viii), the date immediately following the expiration of the then-current Term.

(l)                                     “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(m)                             “Effective Date” shall have the meaning set forth in the preamble hereto.

(n)                                 “Executive” shall have the meaning set forth in the preamble hereto.

(o)                                 “Extension Term” shall have the meaning set forth in Section 2(b).

(p)                                 “First Payment Date” shall have the meaning set forth in Section 5(b)(ii).

(q)                                 The Executive shall have “Good Reason” to terminate the Executive’s employment hereunder within two (2) years after the occurrence of one or more of the following conditions without the Executive’s consent:  (i) a material diminution in the Executive’s authority, duties, or responsibilities, as described herein; (ii) a material diminution in the Executive’s base compensation, as described herein; (iii) a material change in the geographic locations at which the Executive must perform the Executive’s services hereunder (which shall in no event include a relocation of the Executive’s office to less than fifty (50) miles from Dallas, Texas); or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company; and which, in the case of any of the foregoing, continues beyond thirty (30) days after the Executive has provided the Company written notice that the Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after the initial existence of such condition.

(r)                                    “Initial Term” shall have the meaning set forth in Section 2(b).

(s)                                   “Installment Payments” shall have the meaning set forth in Section 5(b)(ii).

(t)                                    “Noncompete Option” shall mean the Company’s option, in its sole discretion, in the event of a termination of employment pursuant to Section 4(a)(vii) (Non-Extension of Term by the Company) or Section 4(a)(viii) (Non-Extension of Term by the Executive), to extend the Restricted Period through a date on or prior to the first (1st) anniversary of the Date of Termination, upon advance written notice to the Executive not less than thirty (30) days prior to the end of the then-current Term.

(u)                                 “Notice of Termination” shall have the meaning set forth in Section 4(b).

(v)                                 “Performance Targets” shall have the meaning set forth in Section 3(c).

(w)                               “Proprietary Information” shall have the meaning set forth in Section 6(d).

(x)                                 “PTO” shall have the meaning set forth in Section 3(e).

(y)                                 “Restricted Period” shall mean the period from the Effective Date through (i) with respect to any termination of employment (other than a termination of employment pursuant to Section 4(a)(vii) (Non-Extension of Term by the Company) or Section 4(a)(viii) (Non-Extension of Term by the Executive)), the later of the last day of the then-applicable Term and the first (1st) anniversary of the Date of Termination, and (ii) with respect to a termination of employment pursuant to Section 4(a)(vii) (Non-

Extension of Term by the Company) or Section 4(a)(viii) (Non-Extension of Term by the Executive), the Date of Termination or, in the event that the Company exercises its Noncompete Option, the date elected by the Company thereunder.

(z)                                  “Retention Bonus” shall have the meaning set forth in Section 3(b).

(aa)                          “Retention Date” shall have the meaning set forth in Section 3(b).

(bb)                          “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(cc)                            “Severance Payment” shall have the meaning set forth in Section 5(b)(i).

(dd)                          “Severance Period” shall have the meaning set forth in Section 5(b)(i).

(ee)                            “SMM LLC Agreement” shall mean that certain Limited Liability Company Agreement of Summit Midstream Management, LLC, a Delaware limited liability company, as it may be amended, modified or supplemented from time to time.

(ff)                              “SMP LLC Agreement” shall mean the Second Amended and Restated Limited Liability Operating Agreement of Summit Midstream Partners, LLC, a Delaware limited liability company, as it may be amended, modified or supplemented from time to time.

(gg)                            “Term” shall have the meaning set forth in Section 2(b).

2.     Employment.

(a)                                 In General.  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)                                 Term of Employment.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Date, unless earlier terminated as provided in Section 4.  The Initial Term shall automatically be extended for successive one (1) year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)                                  Position and Duties.  During the Term, the Executive: (i) shall serve as Senior Vice President — General Counsel of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Chief Executive Officer of the Company; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries, provided that the Executive may (A) serve on corporate, civic, charitable, industry or professional association boards or committees, subject to the Board’s prior written consent in the case of any such board or committee that relates directly or indirectly to the business of the Company or its subsidiaries (which consent shall not unreasonably be withheld), (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage his personal investments, so long as none of such activities meaningfully interferes with the performance of the Executive’s duties and responsibilities hereunder, or involves a conflict of interest with the Executive’s duties or responsibilities hereunder or a breach of the covenants contained in Section 6; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time, which have been made available to the Executive.

3.              Compensation and Related Matters.

(a)                                 Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $250,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review and upward, but not downward, adjustment by the Board in its sole discretion (the “Annual Base Salary”).

(b)                                 Signing and Retention Bonuses.  The Company shall pay to the Executive a cash signing bonus in an amount equal to $75,000 on or prior to March 1, 2012.  In addition, the Company shall pay to the Executive a cash retention bonus in an amount equal to $75,000 (the “Retention Bonus”) on or prior to March 1, 2013 (the “Retention Date”), subject to continued employment through the Retention Date; provided that if the Executive’s employment is terminated by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), in each case prior to the Retention Date, the Company shall pay to the Executive the Retention Bonus within sixty (60) days after the Date of Termination, subject to the Executive’s execution and non-revocation of the waiver and release of claims agreement described in Section 5(b)(ii)(A) in accordance with the terms set forth in Section 5(b)(ii)(A).

(c)                                  Annual Bonus.  With respect to each calendar year that ends during the Term, commencing with calendar year 2012, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) ranging from zero to one hundred fifty percent (150%) of the Annual Base Salary, with a target Annual Bonus equal to seventy-five percent (75%) of the Annual Base Salary, based upon annual performance targets (the “Performance Targets”) established by the Board in its sole discretion. The amount of the Annual Bonus shall be based upon attainment of the Performance Targets, as determined by the Board (or any authorized committee of the Board) in its sole discretion.  Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event on or prior to March 15 of the calendar year immediately following the calendar year with respect to which such Annual Bonus relates.  Notwithstanding the foregoing, no bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on December 31 of such year.  For the avoidance of doubt, the Executive’s Annual Bonus for calendar year 2012 shall not be prorated, notwithstanding the fact that the Executive shall be employed for less than the entire calendar year.

(d)                                 Benefits.  The Executive shall be eligible to participate in benefit plans, programs and arrangements of the Company, as in effect from time to time (including, without limitation, medical and dental insurance and a 401(k) plan).

(e)                                  Vacation; Paid Time Off; Holidays.  During the Term, the Executive shall be entitled to four (4) weeks of paid time off (“PTO”) each full calendar year.  The PTO shall be used for vacation and sick days.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.  Any PTO that the Executive is entitled to in any calendar year that is not used by the end of such calendar year shall be forfeited, except for up to five days of PTO each year that may be carried forward to the following year.  Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(f)                                   Business Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4.              Termination.  The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)                                 Circumstances

(i)                                     Death.  The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii)                                  Disability.  If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

(iii)                               Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)                              Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)                                 Resignation for Good Reason.  The Executive may resign from the Executive’s employment for Good Reason.

(vi)                              Resignation without Good Reason.  The Executive may resign from the Executive’s employment without Good Reason.

(vii)                           Non-Extension of Term by the Company.  The Company may give notice of non-extension to the Executive pursuant to Section 2(b).  For the avoidance of doubt, non-extension of the Term by the Company shall not constitute termination by the Company without Cause.

(viii)                        Non-Extension of Term by the Executive.  The Executive may give notice of non-extension to the Company pursuant to Section 2(b).  For the avoidance of doubt, non-extension of the Term by the Executive shall not constitute resignation for Good Reason.

(b)                                 Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto: (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv), (vi), (vii) or (viii), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination (other than a notice of non-extension under Section 4(a)(viii) above) to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination).  A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

5.              Company Obligations Upon Termination of Employment.

(a)                                 In General.  Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(f), (iii) any accrued PTO owed to the Executive pursuant to Section 3(e), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Any Annual Bonus earned for any calendar year completed prior to the Date of Termination, but unpaid prior to such date, shall be paid within sixty (60) days after the Date of Termination (but in any event on or prior to March 15 of the calendar year immediately following such completed calendar year with respect to which such Annual Bonus was earned).  Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

(b)                                 Severance Payment

(i)                                     In the event of the Executive’s termination of employment under the circumstances described below, then, in addition to the payments and benefits described in Section 5(a) above, the Company shall, during the period beginning on the Date of Termination and ending on the later of the last day of the then applicable Term and the first (1st) anniversary of the Date of Termination (the “Severance Period”), pay to the Executive an amount (the “Severance Payment”) calculated as described below:

(A)                               If the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv) or by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), then the Severance Payment shall be an amount equal to (1) the sum of (x) the Annual Base Salary for the year in which the Date of Termination occurs, and (y) the Annual Bonus paid to the Executive in respect of the calendar year immediately preceding the year in which the Date of Termination occurs (provided that, in the case of such a termination prior to January 1, 2013, the amount in this clause (y) shall instead be the target Annual Bonus for calendar year 2012), multiplied by (2) a fraction, the numerator of which is equal to the number of days in the Severance Period and the denominator of which is 365.

(B)                               If the Executive’s employment shall be terminated due to non-extension of the Initial Term or any Extension Term by the Company pursuant to Section 4(a)(vii) or by the Executive pursuant to Section 4(a)(viii), but only if the Company exercises its Noncompete Option in connection with such termination, then the Severance Payment shall be an amount equal to (1) the sum of (x) the Annual Base Salary for the year in which the Date of Termination occurs, and (y) the Annual Bonus paid to the Executive in respect of the calendar year immediately preceding the year in which the Date of Termination occurs, multiplied by (2) a fraction, the numerator of which is equal to the number of days from the Date of Termination through the expiration date of the Restricted Period (as elected by the Company pursuant to its Noncompete Option), and the denominator of which is 365; provided that, for purposes of this Section 5(b)(i)(B), the Severance Period shall mean the period beginning on the Date of Termination and ending on the expiration date of the Restricted Period (as elected by the Company pursuant to its Noncompete Option).

(ii)                                  Notwithstanding anything herein to the contrary, (A) no portion of the Severance Payment shall be paid unless, on or prior to the thirtieth (30th) day following the Date of Termination, the Executive timely executes a general waiver and release of claims agreement substantially in the form attached hereto as Exhibit A and such release shall not have been revoked by the Executive prior to the expiration of the period (if any) during which any portion of such release is revocable under applicable law, and (B) as of the first date on which the Executive violates any covenant contained in Section 6, any remaining unpaid portion of the Severance Payment shall thereupon be forfeited.  Subject to the provisions of Section 9, the Severance Payment shall be paid in equal installments during the Severance Period, at the same time and in the same manner as the Annual Base Salary would have been paid had the Executive remained in active employment during the Severance Period, in accordance with the Company’s normal payroll practices in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring on or after the thirtieth (30th) day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date.  For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), the Executive’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(c)           The provisions of this Section 5 shall supersede in their entirety any notice or severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

6.              Restrictive Covenants.

(a)           The Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (i) relating to midstream assets (including, without limitation, the gathering, processing and transportation of natural gas and the transportation and storage of refined products other than natural gas) in North America, which competes with the business of the Company or any entity owned by the Company, or (ii) which the Company or any of its Affiliates has taken active steps to engage in or acquire, but only if the Executive directly or indirectly engages in, has any equity interest in, or manages or operates, such business or activity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise).  Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)           The Executive shall not, at any time during the Term or during the twelve (12)-month period immediately following the Date of Termination, directly or indirectly, either for himself or on behalf of any other entity, (i) recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company.

(c)           The provisions contained in Sections 6(a) and (b) may be altered and/or waived to be made less restrictive on the Executive with the prior written consent of the Board or the Compensation Committee.

(d)           Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 6(f), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any person, firm, corporation or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(e)           Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(f)            The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company prompt notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(g)           The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, equityholders or Affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law.  The Company agrees that, upon the termination of the Executive’s employment hereunder, it shall advise its directors not to disparage the Executive, either orally or in writing, at any time; provided that they may confer in confidence with the Company’s and their legal representatives and make truthful statements as required by law.

(h)           Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 6 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or person with which the Executive discusses potential employment or any other service relationship.

(i)            In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(j)            As used in this Section 6, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

7.     Injunctive Relief.  The Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

8.     Indemnification; Limitation of Liability.  The Company shall indemnify and advance expenses to the Executive to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 7.07(a) and (b) of the SMP LLC Agreement.

9.     Section 409A.

(a)           General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b)           Separation from Service under Section 409A; Section 409A Compliance.  Notwithstanding anything herein to the contrary:  (i) no termination or other similar payments and benefits hereunder shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10.  Assignment and Successors.  The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates.  The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity.

This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.  Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

12.  Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.  Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)           If to the Company:

Summit Midstream Partners, LLC

2300 Windy Ridge Parkway, Suite 240S

Atlanta, Georgia 30339

Attn:  Steve Newby

Facsimile:  (770) 504-5005

with copies to:

Energy Capital Partners

51 John F. Kennedy Parkway, Suite 200
Short Hills, New Jersey 07078

Attn: Andrew Makk

Facsimile: (973) 671-6101

and:

Energy Capital Partners

11943 El Camino Real, Suite 220

San Diego, California 92130

Attn: Andrew D. Singer

Facsimile: (858) 703-4401

and:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attn:  Jed W. Brickner

Facsimile:  (212) 751-4864

(b)           If to the Executive, at the address set forth on the signature page hereto,

14.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.  Entire Agreement.  This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter).  The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16.  Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.  No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.  Construction.  This Agreement shall be deemed drafted equally by both of the parties hereto.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party hereto shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.  Arbitration.  Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in New York, New York in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect.  Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 6, and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond.  Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator.  Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  Each party shall bear its own attorneys’ fees in connection with any arbitration initiated pursuant to this Section 19.  The Company shall bear the cost of the arbitrator and the AAA’s administrative fees.  The Company shall reimburse the Executive for up to $600 per day for any travel expenses that the Executive incurs in connection with any such arbitration.

20.  Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.  Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.  Absence of Conflicts; Executive Acknowledgement.  The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party.  The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

23.  Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination.

 [Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY

By:
Name:
Title:

Signature Page to the
Employment Agreement for Brock Degeyter

EXECUTIVE

By:
Brock Degeyter

Residence Address:

6723 Ellsworth Ave.
Dallas, TX 75214

Signature Page to the
Employment Agreement for Brock Degeyter

EXHIBIT A

Form of Release

Brock Degeyter (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Summit Midstream Partners, LLC, a Delaware limited liability company (the “Company”), and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release (the “Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or its subsidiaries or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (x) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Executive, and (y) any executory obligations assumed by the Company under that certain Employment Agreement, dated as of January 15, 2012, by and between the Company and the Executive.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Executive understands and warrants that he has been given a period of 21 days to review and consider this Release.  The Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.  The Executive further warrants that he understands that, with respect to the release of age discrimination claims only, he has a period of seven days after executing on the second signature line below to revoke the release of age discrimination claims by notice in writing to the Company.

The Executive is hereby advised to consult with an attorney prior to executing this Release.  By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.

ACKNOWLEDGEMENT (AS TO ALL CLAIMS
OTHER THAN AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (other than as it relates to age discrimination claims) by his signature below.

Brock Degeyter	Date

ACKNOWLEDGEMENT (AGE DISCRIMINATION CLAIMS)

The undersigned, having had full opportunity to review this release with counsel of his choosing, signifies his agreement to the terms of this release (as it relates to age discrimination claims) by his signature below.

Brock Degeyter	Date